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                                                                  EXHIBIT 10 (O)




March 4, 1996


Mr. Charles F. Bechtel
Executive Vice President-Sales
Quaker State Motor Oil Division
225 E. John Carpenter Freeway
Irving, TX  75062

Re:  Supplemental Pension

Dear Charlie:

The Quaker State Corporation Organization and Compensation Committee has approved a form of supplemental pension for you if you retire at or after age 60 (November 30, 2004). The supplemental pension will provide you with an annual pension amount which when added to the pensions payable from the Quaker State Pension Plan and the Campbell Soup Retirement Plan equals $100,000 ($8,333.33 per month). This amount will be payable until age 65 (November 30, 2009). At age 65, the supplemental pension amount determined above will be reduced by the amount of Social Security you receive. The purpose of this letter is to provide the details of the supplemental pension in order to avoid any future uncertainty or misunderstanding. The specific terms of the supplemental pension are as follows:

1. Commencement of Supplemental Pension Payments. To receive the supplemental pension, your retirement must be at or after age 60 and either at the request of Quaker State for reasons other than cause, or by mutual agreement between you and Quaker State. The supplemental pension will begin as of the first day of the month following the date of your retirement from Quaker State and all affiliates. No supplemental pension will be payable during any period when payments under the Quaker State Pension Plan or the Campbell Soup Retirement Plan could begin after retirement but are deferred by you.

2. Amount of Supplemental Pension Benefit - In General. The dollar amount of the supplemental pension determined above is a gross annual amount (before tax withholding) payable in the form of a single life annuity. A single life annuity provides payments to you during your life, with no payments to anyone following your death.

The monthly amount of the supplemental pension will be determined in the following manner:

a. The monthly amount payable to you under the Quaker State Pension Plan and the Campbell Soup Retirement Plan will be calculated as follows:
         (i) if you retire when you are not vested under a plan, this amount will be zero for that plan; (ii) if you retire when you are vested but prior to the earliest retirement age under a plan, this amount prior to the earliest retirement age will be zero for that plan, and on and after the earliest retirement age for that plan will be equal to the monthly benefit amount which you would receive in the form of a single life annuity commencing as of the first day of the month coinciding with or immediately following your earliest retirement age under that plan or the date of actual commencement under that plan if later; or
         (iii) if you retire on or after the earliest retirement age under a plan, this amount for that plan will be equal to the monthly benefit which you would receive in the form of a single life annuity commencing as of the first day of the month coinciding with or immediately following your retirement under that plan or the date of actual commencement under that plan if later.
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b.       The monthly amount of your Social Security benefit will be calculated.

c. Until age 65, the amount determined under (a) above will be subtracted from $8,333.33; at 65, the amounts determined under (a) and (b) above will be subtracted from $8,333.33.

3. Termination of Supplemental Pension Payments. Your supplemental pension payments will terminate on your death.


4. Interpretation of this Letter. Any interpretation required to implement the terms of the supplemental pension as set forth in this letter will be made at the sole discretion of the Organization and Compensation Committee of the Quaker State Board of Directors or the Committee's successor, on recommendation of Quaker State's General Counsel and senior Human Resources officer or their successors.

                                   *   *   *

If the proposed terms of the supplemental pension, as set forth in this letter, are acceptable to you, please sign and date the enclosed copy in the spaces below and return the copy to me.

Sincerely,


/s/ John D. Barr
John D. Barr
President and Chief Operating Officer


Accepted and agreed to:

March 4, 1996


/s/ Charles F. Bechtel
Charles F. Bechtel